Exhibit 99.1

KINDER MORGAN TO FIGHT CALIFORNIA PUC ORDER

HOUSTON, May 26, 2011 – SFPP, L.P., a wholly owned subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), announced that it will seek rehearing and pursue other legal options to have an adverse order issued today by the California Public Utilities Commission (CPUC) overturned.  Among other things, the CPUC order, which adopted a proposed decision issued by an Administrative Law Judge on April 6, 2010, would eliminate from SFPP’s rates an allowance for income taxes on income generated by SFPP.  The order would only affect rates for SFPP’s intrastate pipeline service within California and would have no effect on SFPP’s interstate rates, which do include such an allowance under orders of the Federal Energy Regulatory Commission and opinions of the U.S. Court of Appeals for the District of Columbia.  SFPP’s assets include approximately 2,500 miles of pipelines in California and other western states that transport refined petroleum products.
“This order is contrary to both CPUC precedent and to existing and established federal regulatory policies for pipelines,” said Tom Bannigan, president of KMP’s products pipelines.  “The order also calls for partial refunds of rates charged to shippers that were previously deemed reasonable by the CPUC.  We believe this is contrary to California law, and we intend to pursue all of our legal rights to vigorously fight this unprecedented order.”
Kinder Morgan is currently reviewing the order to quantify the financial impact on SFPP and the rates it charges shippers.  The issue was previously disclosed in the companies’ regulatory filings, and the order is not expected to have any impact on KMP’s distributions to unit holders or on Kinder Morgan, Inc.’s (NYSE: KMI) dividends to shareholders.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMP is also the
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KMP – CPUC	Page 2

leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $33 billion.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Combined, KMI and KMP have an enterprise value of approximately $55 billion.  For more information please visit www.kindermorgan.com.

CONTACTS
Larry Pierce	Mindy Mills
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
www.kindermorgan.com

This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
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